Exhibit 99

News Release

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

Nov. 1, 2005

Fiserv to Sell Minority Stake in INTRIA Items Joint Venture

Brookfield, Wis., Nov. 1, 2005—Fiserv, Inc. (Nasdaq: FISV) announced today that it has entered into an agreement to sell to Canadian Imperial Bank of Commerce its minority interest in the two companies’ INTRIA Items, Inc., an item processing joint venture. The transaction is expected to close today. Financial terms are not being disclosed.

Michael Woeller, CIBC vice chairman and chief information officer, said CIBC decided to purchase Fiserv’s stake in INTRIA Items as part of the ongoing reorganization of CIBC’s back-office operations that support the bank’s retail banking services.

“INTRIA Items is a joint venture that has worked very well,” Woeller said. “INTRIA Items significantly increased its revenues, profitability and employment; improved its service levels; and expanded into new markets from the time the joint venture was formed by CIBC and Fiserv in 1996.”

“INTRIA Items has been a very rewarding venture,” said Norm Balthasar, Fiserv chief operating officer. “Fiserv and CIBC each have learned a great deal from INTRIA Items – about how to successfully manage a joint venture, about best practices in payments technologies and about creating a successful business when starting with a bank’s cost center. We believe the INTRIA Items model is a very viable one for banks around the world. Fiserv will continue to value CIBC as a trusted business partner and friend.”

Fiserv will assist CIBC in achieving its objectives for INTRIA Items with Ken R. Acheson remaining president of both INTRIA Items and Fiserv Canada. “Ken’s extensive experience in managing complex item processing operations – at Fiserv and other companies – will serve us well as we move through this critical stage of development for INTRIA Items,” Woeller said.

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

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News Release

CIBC remains a Fiserv client for the company’s Fiserv ICBS international core processing software – in use at FirstCaribbean International Bank Limited, CIBC’s Barbados venture with Barclays Bank PLC; and at CIBC’s Canadian banking operations. In addition, INTRIA Items uses imaging software from Fiserv’s ImageSoft unit, and CIBC is a client for Fiserv’s InformEnt data warehouse.

“Fiserv has done an outstanding job, and we place a great deal of importance on our continuing relationship – both as a strategic provider to CIBC and as an adviser on technological issues,” Woeller said.

The change in relationship between CIBC and Fiserv was previously included in Fiserv’s second-quarter earnings press release as one of three client relationship changes affecting revenues, primarily in 2006. Fiserv also anticipates recognizing a one-time realized gain on sale of investment of approximately $0.15 per share in the fourth quarter of 2005.

INTRIA Items handles more than a billion item processing tasks each year. The company offers a comprehensive, integrated suite of services that includes check clearing, document imaging, file management, lockbox processing, account and deposit processing, print and mail, and currency services – all delivered through its national network of processing centers.

Woeller said INTRIA Items will operate as a separate business of CIBC, will continue to serve its existing external clients and will look for new clients, as well as other avenues of growth. “We are committed to maintaining the highest standards for service, integrity and dependability that clients have come to expect from INTRIA Items,” Woeller said.

Since its inception, INTRIA Items has become a significant player in the item processing industry, gaining more than 50 percent of the Canadian market for currency processing, achieving annual double-digit revenue growth, being named one of the top 50 companies to work for in Canada and achieving ISO 9001:2000 certification.

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

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News Release

CIBC is a leading North American financial institution with more than nine million personal banking customers. CIBC provides a full range of products and services through its comprehensive electronic banking network, branches and offices across Canada, in the United States and around the world. To find other news releases and information about CIBC, visit CIBC’s Press Centre at www.cibc.com

Fiserv, Inc. (Nasdaq: FISV) provides information management systems and services to the financial and health benefits industries, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 16,000 clients worldwide, including banks, credit unions, financial planners/investment advisers, insurance companies and agents, self-insured employers, lenders and savings institutions. Headquartered in Brookfield, Wis., Fiserv reported $3.4 billion in processing and services revenues for 2004. Fiserv was ranked the largest provider of information technology services to the U.S. financial services industry in the 2004 FinTech 100 survey by the American Banker newspaper and the Financial Insights research firm. Fiserv can be found on the Internet at www.fiserv.com.

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Chuck Doherty

Corporate PR Director

Fiserv, Inc.

(262) 879-5966

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

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